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                                                                    EXHIBIT 99.1

Friday February 16, 8:35 am Eastern Time

Company Press Release

SOURCE: Hyseq, Inc.

         Hyseq CFO Announces Resignation to Pursue Other Opportunities

Sunnyvale, CA, February 16, 2001 /PRNewswire/ -- Hyseq, Inc. (Nasdaq: HYSQ) Hyseq Inc. today announced the resignation of Mark Gitter as Chief Financial Officer. Mark Gitter has been the CFO of Hyseq since March of 1999, having previously served as Hyseq's Director of Finance and Controller since July 1998. Mr. Gitter will continue in his role as CFO with Hyseq until at least March 31, 2001 to help with the transition.

"Hyseq is a fantastic company with a very exciting and promising future. I have thoroughly enjoyed working with the Hyseq family," said Mark Gitter. "I have decided that the time has arrived for me to take the next steps in my career and to pursue a new challenge."

"I would like to thank Mark on behalf of all of us here at Hyseq for his service and many contributions during his career as Controller and CFO," said Ted W. Love, Hyseq's President and Chief Operating Officer. "I understand and accept Mark's decision to seek a new career with new challenges," said Dr. George Rathmann, Hyseq's Chairman and Chief Executive Officer.

Hyseq is researching and developing biopharmaceutical products from its collection of novel genes discovered using its proprietary high-throughput technology. Hyseq has collaborations for discovering gene-based products and for commercializing its HyChip(TM) biochip. Information about Hyseq is available at www.hyseq.com or by phoning (408) 524-8100.